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                                                                   Exhibit 10.22

July 26, 2001

Mike Mulica
SVP - OCO, Sales

Dear Mike,

At the Board of Directors meeting on July 20, 2001 a number of changes were made to the executive compensation structure. As a result we've made some significant changes to your compensation package. The details of the changes are outlined below:

Base Pay:            .  Your base salary will be increased from $250,000 to
                        $300,000 per year, effective August 1, 2001.

Variable Pay:        .  Your target bonus opportunity will be increased from 75%
                        of your base salary to 100% of your base salary, retroactive to January 1, 2001. This bonus opportunity is based on achieving revenues of $600k for 2001.
                        Achieving the stretch revenue goal of $640k for 2001 will double your overall annual bonus opportunity.
                     .  A midyear bonus payout of $150,000 (minus your current
                        draw) has already been initiated.
                     .  Your monthly draw will be increased to your OTE level,
                        to $25,000/month, effective July 1, 2001.

Stock Options:       .  All of your unexercised stock options, both vested and
                        unvested, may be voluntarily cancelled (as part of the BOD approved cancel and regrant program) in order to get new options at a later date. You may consider the 11/1/99 and 1/3/00 stock option grants as part of this cancel and re-grant program. The 20-business day election period will begin August 13, 2001. The re-grant will occur between March 12 and April 12, 2002.
                     .  We have modified the vesting schedule for the 100,000
                        stock options granted to you on 1/2/01. 100% of these options will vest on January 2, 2002, if you achieve the 2001 stretch revenue goal of $640k. If you do not achieve the annual revenue goal of $640k, then 25% of this option grant will vest, with the remaining 75% vesting on a monthly basis over the next 3 years.

Restricted Stock:    .  I am pleased to grant you 30,000 shares of restricted
                        stock, effective July 20, 2001, with a grant price of $17.97/share. Restrictions on these shares lapse on July 20, 2003.

Sincerely,


Don Listwin
Chairman, President and CEO
Openwave